Employee

Exhibit 10.45

CLEAN DIESEL TECHNOLOGIES, INC.

INCENTIVE STOCK OPTION AGREEMENT

Employee

Clean Diesel Technologies, Inc. 2016 Omnibus Incentive Plan
Notice Of Incentive STOCK OPTION Grant
You have been granted the following Incentive Stock Options (“Options”) to purchase common stock, par value $0.01 per share (“Common Stock”) of Clean Diesel Technologies, Inc. (the “Company”):
Name of Optionee:
Total Number of Shares Granted:

Exercise Price Per Share:	$
Grant Date:
Vesting Commencement Date:
Vesting Schedule:
Expiration Date:
By your signature and the signature of the Company’s representative below, you and the Company agree that the Options are granted under and governed by the terms and conditions of the Clean Diesel Technologies, Inc. 2016 Omnibus Incentive Plan (a copy of which has been provided to you) and the Incentive Stock Option Agreement, which is attached hereto, both of which are made a part of this document.

Optionee:	Clean Diesel Technologies, Inc.
By:________________________________ Name:_____________________________	By:________________________________ Its: _____________________________

Employee

CLEAN DIESEL TECHNOLOGIES, INC.
2016 OMNIBUS INCENTIVE PLAN
Incentive Stock Option Agreement
1.Terms. Unless provided otherwise in the Notice of Incentive Stock Option Grant (“Notice of Grant”), the following standard terms and conditions (“Standard Terms”) apply to incentive stock options (“Options”) granted to you under the Clean Diesel Technologies, Inc. 2016 Omnibus Incentive Plan (the “2016 Plan”). Your Notice of Grant, these Standard Terms and the 2016 Plan constitute the entire understanding between you and the Company. Capitalized and other terms used herein without definition shall have the meanings ascribed thereto in the 2016 Plan.

2.Incentive Stock Options; $100,000 Limitation. The Options are intended to be incentive stock options under Section 422 of the Code and will be interpreted accordingly. The aggregate market value (determined at the time the Options are granted) of the shares of Common Stock with respect to which ISOs are exercisable for the first time during any calendar year (under all ISO plans of the Company and its Subsidiaries) shall not exceed $100,000. To the extent (and only to the extent) your right to exercise these Options causes these Options (in whole or in part) to not be treated as ISOs by reason of the $100,000 annual limitation under Section 422 of the Code, such Options shall be treated as Non-qualified Stock Options, but shall be exercisable by their terms. The determination of Options to be treated as Non-qualified Stock Options shall be made by taking into account the aggregate market value of the shares of Common Stock underlying Options in the order in which the Options are granted. If the terms of these Options cause the $100,000 annual limitation under Section 422 of the Code to be exceeded, a pro rata portion of each exercise shall be treated as the exercise of a Non-qualified Stock Option.

3.Price. The exercise price of the Options (the “option price”) is 100% of the market value of Common Stock on the date of grant, as specified in the Notice of Grant.

4.Term and Exercise.

(a)To the extent the Options have become exercisable (vested) during the periods indicated in the Notice of Grant and have not been previously exercised, and subject to termination or acceleration as provided in these Standard Terms and the requirements of these Standard Terms, the Notice of Grant and the 2016 Plan, you may exercise the Options to purchase up to the number of shares of Common Stock set forth in the Notice of Grant by delivering a written notice in the form of Exhibit A attached hereto (“Notice of Exercise”) to the Company in the manner specified pursuant to Section 15(i) hereof. Such Notice of Exercise shall specify the election to exercise Options, the number of shares of Common Stock for which they are being exercised and the form of payment, which must comply with Section 4(b). The Notice of Exercise shall be signed by the person who is entitled to exercise Options. Options shall be deemed exercised with respect to the number of shares of Common Stock subject to a proper Notice of Exercise upon receipt by the Company of the duly executed Notice of Exercise and payment of the option price of such shares of Common Stock in accordance with Section 4(b). Notwithstanding anything to the contrary in Section 6 or Sections 8 through 10 hereof, no part of the Options may be exercised after the Expiration Date set forth in the Notice of Grant.

(b)The process for exercising the Options (or any part thereof) is governed by these Standard Terms, the Notice of Grant and the 2016 Plan. Exercises of Options will be processed as soon as practicable. The option price may be paid:
(i)in cash;

Employee

(ii)through payment under a broker-assisted sale and remittance program acceptable to the Committee;
(iii)through net issue exercise based on the following formula:
Net Number = (A x B) - (A x C)
B

For purposes of the foregoing formula:
A = the total number of shares with respect to which the Options are then being exercised.
B = the market value of Common Stock on the date immediately preceding the date of the Notice of Exercise.
C = the option price then in effect at the time of such exercise.

(iv)by delivery of any other lawful consideration approved in advance by the Committee; or
(v)in any combination of the foregoing.
Options may not be exercised for fractional shares. Shares of Common Stock will be issued as soon as practicable (subject to Section 4(c) below). You will have the rights of a stockholder only after the shares of Common Stock have been issued. For administrative or other reasons, the Company may from time to time suspend the ability of employees to exercise options for limited periods of time.
(c)Notwithstanding the foregoing, (i) the Company shall not be obligated to deliver any shares of Common Stock during any period when the Committee determines that the exercisability of the Options or the delivery of shares hereunder would violate any federal, state or other applicable laws and/or may issue shares subject to any restrictive legends that, as determined by the Company’s counsel, is necessary to comply with securities or other regulatory requirements, and (ii) the date on which shares are issued may include a delay in order to provide the Company such time as it determines appropriate to address tax withholding and other administrative matters.

(d)Notwithstanding anything to the contrary in these Standard Terms or the applicable Notice of Grant, the Committee may reduce your unvested Options if you change your employment classification from a full-time employee to a part-time employee.

(e)The number of shares of Common Stock for which Options may be exercised as specified in the Notice of Grant shall be adjusted for stock splits and similar matters as specified in and pursuant to the 2016 Plan.

(f)IF AN EXPIRATION DATE DESCRIBED HEREIN FALLS ON A WEEKDAY, YOU MUST EXERCISE YOUR OPTIONS BEFORE 12:00 P.M. LOS ANGELES TIME ON THE EXPIRATION DATE.

(g)IF AN EXPIRATION DATE DESCRIBED HEREIN FALLS ON A WEEKEND OR ANY OTHER DAY ON WHICH THE NASDAQ STOCK MARKET (“NASDAQ”) IS NOT OPEN, YOU MUST EXERCISE YOUR OPTIONS BEFORE 12:00 P.M. LOS ANGELES TIME ON THE LAST NASDAQ BUSINESS DAY PRIOR TO THE EXPIRATION DATE.

5.Change in Control. In the event that your Service (as defined below) is terminated for Good Reason (as defined below) or for reasons other than an act of misconduct (as described in Section 7 below) upon the

Employee

occurrence of a Change in Control or within three (3) months prior thereto or twelve (12) months thereafter (a “Termination Event”), all of the unvested Options will vest immediately prior to the effective date of such Termination Event and the Options shall become fully exercisable. For purposes hereof, (i) “Service” means service to the Company or any of its Subsidiaries as an Employee, and (ii) “Good Reason” means any of the following (without your express written consent and provided you provide written notice stating in reasonable detail the basis for termination and a thirty (30)-day opportunity to cure to the Company): (i) a material reduction in your responsibilities or duties as such responsibilities or duties exist on the date that is three (3) months prior to the Change in Control, except in the event of a termination for an act of misconduct (as described in Section 7 below), death or disability or your resignation other than for Good Reason; (ii) a reduction of your base salary as it exists on the date that is three (3) months prior to the Change in Control unless such reduction (x) is in connection with concurrent and proportional reductions in the salaries of other employees of the Company, which reductions have been approved by the Board, and (y) reduce your base salary to no less than 80% of your base salary immediately before such reduction; or (iii) any relocation by the Company of your place of employment that would increase your one-way commute to the place of employment by more than fifty (50) miles when compared to your commute immediately prior to the relocation.

6.Leaves of Absence. For any purpose under these Standard Terms, your Service shall be deemed to continue while you are on a bona fide leave of absence, to the extent required by applicable law. To the extent applicable law does not require such a leave to be deemed to continue your Service such Service shall be deemed to continue if, and only if, expressly provided in writing by the Committee or an executive officer of the Company or Subsidiary for whom you provide Service.

7.Suspension or Termination of Options for Misconduct. If at any time (including after a Notice of Exercise has been delivered) the Committee reasonably believes that you have committed an act of misconduct as described in this Section 7, the Committee may suspend the vesting of and your right to exercise your Options pending a determination of whether an act of misconduct has been committed. If the Committee determines that you have committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company, breach of fiduciary duty or deliberate disregard of Company rules resulting in loss, damage or injury to the Company, or if you make an unauthorized disclosure of any Company trade secret or confidential information, engage in any conduct constituting unfair competition, induce any customer to breach a contract with the Company or induce any principal for whom the Company acts as agent to terminate such agency relationship, all Options not exercised as of the date the Committee was notified that you may have committed an act of misconduct shall be cancelled and neither you nor any beneficiary shall be entitled to any claim with respect to the Options whatsoever. Any determination by the Committee with respect to the foregoing shall be final, conclusive, and binding on all interested parties.

8.Termination of Service.

(a)Except as expressly provided otherwise in these Standard Terms, if your Service terminates for any reason, whether voluntarily or involuntarily, other than on account of death, Disablement (defined below), or discharge for misconduct, you may exercise any portion of the Options that had vested on or prior to the date of termination at any time prior to three (3) months after the date of such termination. The Options shall terminate on the expiration of the three (3)-month period to the extent that they are unexercised. All unvested Options shall be cancelled on the date of Service termination, regardless of whether such Service termination is voluntary or involuntary.

(b)For purposes of this Section 8, your Service is not deemed terminated if, prior to sixty (60) days after the date of termination of your Service, you are re-hired by the Company or a Subsidiary on a

Employee

basis that would make you eligible for future stock option grants, nor would your transfer from the Company to any Subsidiary or from any one Subsidiary to another, or from a Subsidiary to the Company be deemed a termination of your Service.

9.Death.

(a)Except as expressly provided otherwise in these Standard Terms, if you die while you are a Service provider, your Options will become one hundred percent (100%) vested, and the executor of your will, administrator of your estate or any successor trustee of a grantor trust may exercise the Options, to the extent not previously exercised, at any time prior to one (1) year from the date of death.

(b)The Options shall terminate on the applicable expiration date described in this Section 9, to the extent that they are unexercised.

10.Disability.

(a)Except as expressly provided otherwise in these Standard Terms, if your Service terminates as a result of Disablement, your Options will become one hundred percent (100%) vested upon the later of the date of termination of your Service due to your Disablement or the date of determination of your Disablement.

(b)The Options shall terminate one (1) year from the date of determination of Disablement, to the extent that they are unexercised.

(c)For purposes of these Standard Terms, “Disablement” means your inability to perform the essential duties, responsibilities and functions of your position with the Company or a Subsidiary for a continuous period of one hundred eighty (180) days as a result of any mental or physical disability or incapacity, as determined under the definition of disability in the Company’s long-term disability plan so as to qualify you for benefits under the terms of that plan or as determined by the Committee to the extent that no such plan is then in effect. You shall cooperate in all respects with the Company if a question arises as to whether you have become disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialist selected by the Company and authorizing such medical doctor or such other health care specialist to discuss your condition with the Company).

11.Tax Withholding.

(a)To the extent required by applicable federal, state or other law, you shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise by reason of an Option exercise and, if applicable, any sale of shares of Common Stock. The Company shall not be required to issue or lift any restrictions on shares of Common Stock or to recognize any purported transfer of shares of Common Stock until such obligations are satisfied. The Committee may permit these obligations to be satisfied by having the Company withhold a portion of the shares of Common Stock that otherwise would be issued to you upon exercise of the Options, or to the extent permitted by the Committee, by tendering shares of Common Stock previously acquired.

(b)You are ultimately liable and responsible for all taxes owed by you in connection with your Options, regardless of any action the Committee or the Company takes or any transaction pursuant to this Section 11 with respect to any tax withholding obligations that arise in connection with your Options. The Company makes no representation or undertaking regarding the treatment of any tax withholding in

Employee

connection with the grant, issuance, vesting or settlement of your Options or the subsequent sale of any of the shares of Common Stock underlying your Options that vest. The Company does not commit and is under no obligation to administer the Plan in a manner that reduces or eliminates your tax liability.

12.Transferability; Rights as a Stockholder.

(a)Unless otherwise provided by the Committee, each Option shall be transferable only pursuant to your will or upon your death to your beneficiaries. Any purported assignment, transfer or encumbrance that does not qualify under this Section 12 shall be void and unenforceable against the Company. Any Option transferred by you pursuant to this Section 12(a) shall not be transferable by the recipient except by will or the laws of descent and distribution. The transferability of Options is subject to any applicable laws of your country of residence or employment.

(b)You will have the rights of a stockholder only after shares of Common Stock have been issued to you following exercise of your Options and satisfaction of all other conditions to the issuance of those shares as set forth in these Standard Terms. Options shall not entitle you to any rights of a stockholder of Common Stock and there are no voting or dividend rights with respect to your Options. Options shall remain terminable pursuant to these Standard Terms at all times until they vest and are exercised for shares. As a condition to having the right to receive shares of Common Stock pursuant to the exercise of your Options, you acknowledge that unvested Options shall have no value for purposes of any aspect of your Service relationship with the Company.

13.Disputes. Any question concerning the interpretation of these Standard Terms, your Notice of Grant, the Options or the 2016 Plan, any adjustments required to be made thereunder, and any controversy that may arise under the Standard Terms, your Notice of Grant, the Options or the 2016 Plan shall be determined by the Committee (including any person(s) to whom the Committee has delegated its authority) in its sole and absolute discretion. Such decision by the Committee shall be final and binding unless determined pursuant to Section 15(g) to have been arbitrary and capricious.

14.Amendments. The 2016 Plan and the Options may be amended or altered by the Committee to the extent provided in the 2016 Plan.

15.Other Matters.

(a)Any prior agreements, commitments or negotiations concerning the Options are superseded by these Standard Terms and your Notice of Grant. You hereby acknowledge that a copy of the 2016 Plan has been made available to you. The grant of Options to you in any one year, or at any time, does not obligate the Company or any Subsidiary to make a grant in any future year or in any given amount and should not create an expectation that the Company or any Subsidiary might make a grant in any future year or in any given amount.

(b)Options are not part of your Service contract (if any, unless otherwise specified therein), your salary, your normal or expected compensation, or other remuneration for any purposes, including for purposes of computing severance pay or other termination compensation or indemnity.

(c)Notwithstanding any other provision of these Standard Terms, if any changes in the financial or tax accounting rules applicable to the Options covered by these Standard Terms shall occur which, in the sole judgment of the Committee, may have an adverse effect on the reported earnings, assets or liabilities of

Employee

the Company, the Committee may, in its sole discretion, modify these Standard Terms or cancel and cause a forfeiture with respect to any unvested Options at the time of such determination.

(d)Nothing contained in these Standard Terms creates or implies an employment contract or term of employment upon which you may rely.

(e)Notwithstanding any provision of these Standard Terms, the Notice of Grant or the 2016 Plan to the contrary, if, at the time of your termination of Service with the Company, you are a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by you pursuant to the Options would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under the Options until the earliest of (A) the date which is six (6) months after your “separation from service” for any reason, other than death or “disability” (as such terms are used in Section 409A(a)(2) of the Code), (B) the date of your death or “disability” (as such term is used in Section 409A(a)(2)(C) of the Code) or (C) the effective date of a “change in the ownership or effective control” of the Company (as such term is used in Section 409A(a)(2)(A)(v) of the Code). The provisions of this Section 15(e) shall only apply to the extent required to avoid your incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of the Options would cause you to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Committee may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

(f)Notwithstanding any provision of these Standard Terms, the Notice of Grant or the 2016 Plan to the contrary, if the Company determines, based upon the advice of the tax advisors for the Company, that part or all of the consideration, compensation or benefits to be paid to you pursuant to the Options constitute “parachute payments” under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to you under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds 2.99 times your “base amount,” as defined in Section 280G(b)(3) of the Code (the “Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to you or for your benefit shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Base Amount (the “Reduced Amount”). In the event of a reduction of the payments that would otherwise be paid to you, then the Company may elect which and how much of any particular entitlement shall be eliminated or reduced and shall notify you promptly of such election; provided, however, that the aggregate reduction shall be no more than as set forth in the preceding sentence of this Section 15(f). Within ten (10) days following such election, the Company shall pay you such amounts as are then due pursuant to the Options and shall pay you in the future such amounts as become due pursuant to the Options. As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Company which should not have been made (“Overpayment”) or that additional payments which are not made by the Company pursuant to this Section 15(f) should have been made (“Underpayment”). In the event of a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations or tax law, that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to you that you shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. In the event of a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations or tax law pursuant to which an Underpayment arises under this Agreement, any such Underpayment shall be promptly paid by the Company

Employee

to you or for your benefit, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(g)Because these Standard Terms relate to terms and conditions under which you may purchase Common Stock, an essential term of these Standard Terms is that it shall be governed by the laws of the State of Delaware, without regard to choice of law principles of Delaware or other jurisdictions. Any action, suit, or proceeding relating to these Standard Terms or the Options granted hereunder shall be brought in the state or federal courts of competent jurisdiction in the State of California.

(h)Copies of the Company’s Annual Report to Stockholders for its latest fiscal year and the Company’s latest quarterly report are available, without charge, at the Company’s business office.

(i)Any notice required by these Standard Terms shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to you at the address set forth in the records of the Company. Notice shall be addressed to the Company at:

Clean Diesel Technologies, Inc.
1621 Fiske Place Oxnard, California Attention: Compensation and Nominating Committee

Employee

EXHIBIT A

NOTICE OF EXERCISE

(To be signed only upon exercise of the option)

Clean Diesel Technologies, Inc.
1621 Fiske Place Oxnard, California Attention: Compensation and Nominating Committee

1.    Exercise of Option. The undersigned (the “Optionee”), the holder of the enclosed Incentive Stock Option Agreement, hereby irrevocably elects to exercise the purchase rights represented by the options and to purchase thereunder _________________* shares (the “Shares”) of Common Stock of Clean Diesel Technologies, Inc. (the “Company”), and herewith encloses, in full payment of the purchase price of such shares being purchased, payment of (check all that apply):

$___________ in lawful money of the United States of America; and/or

_______________ shares of the Company’s common stock; and/or irrevocable instructions to a broker pursuant to a sale and remittance program approved by the Committee; and/or

_________ shares of the Company’s common stock pursuant to the net issue exercise provisions of Section 4(b)(iv) of the Incentive Stock Option Agreement.
2.    Investment and Taxation Representations. In connection with the purchase of the Shares pursuant to the Incentive Stock Option Agreement, Optionee represents to the Company the following:
(a)Optionee is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares; and

(b)Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee’s purchase or disposition of the Shares. Optionee represents that Optionee has consulted any tax consultants Optionee deems advisable in connection with the purchase or disposition of the Shares and that Optionee is not relying on the Company for any tax advice.

*Insert here the number of shares called for on the face of the Option, or, in the case of a partial exercise, the number of shares being exercised, in either case without making any adjustment for additional Common Stock of the Company, other securities or property that, pursuant to the adjustment provisions of the Option, may be deliverable upon exercise.

Employee

I ACKNOWLEDGE AND AGREE THAT THE SHARES ARE SUBJECT TO THE TERMS OF THE STANDARD TERMS INCLUDED WITH THE NOTICE OF INCENTIVE STOCK OPTION GRANT.

Dated:

(Signature must conform in all respects to name of holder as specified on the face of the Option)

(Please Print Name)

(Address)